UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Schmitt Industries, Inc.

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Schmitt Industries, Inc., an Oregon corporation (the “Registrant” or “Company”), as part of the solicitation of proxies by the Company’s Board of Directors from holders of the outstanding shares of Schmitt common stock for use at the Company’s Annual Meeting of Shareholders to be held on October 12, 2018, at 3:00 p.m. local time, at the Company’s offices located at 2765 N.W. Nicolai Street, Portland, Oregon 97210, and at any postponements or adjournments thereof has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of the Registrant’s slate of director nominees at the 2018 Annual Meeting of Shareholders.

Item 1: On September 24, 2018, Schmitt Industries, Inc. issued the following investor presentation:

Schmitt Industries, Inc. (NASDAQ: SMIT) Investor Presentation

Safe Harbor Language Additional Information In connection with its 2018 Annual Meeting of Shareholders (the “Annual Meeting”), Schmitt Industries, Inc. (the “Company”) has filed a definitive proxy statement dated September 14, 2018  (the “Proxy Statement”) and other documents related to the Annual Meeting with the Securities and Exchange Commission (“SEC”) on Schedule 14A and is mailing its Proxy Statement and a WHITE proxy card to each shareholder entitled to vote at the Annual Meeting. Participants in Solicitation   The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the Company’s participants is set forth in the Proxy Statement.  2

Safe Harbor Language Forward-Looking Statements Certain statements in this presentation are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and global financial concerns, the volatility of the Company’s primary markets, efforts to accelerate growth in sales of the Xact® tank monitoring systems and the ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, maintenance of a significant investment in inventories in anticipation of future sales, existing cash levels which may not be sufficient to fund future growth, the ability to obtain financing if needed to fund operations or growth through commercial loans or capital fund raising at terms acceptable to the Company and its shareholders, fluctuations in quarterly and annual operating results, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, the ability to reduce operating costs if sales decline, increased costs due to changes in securities laws and regulations, protection of intellectual property rights, and risks from international sales and currency fluctuations. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K. The forward-looking statements in this presentation speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this presentation, or for changes to this document made by wire services or internet service providers. 3

SMIT Timeline Jan. 8, 2016 James A. Fitzhenry resigned as President and CEO after serving as CEO for over 3 years. Mr. Fitzhenry did not receive any severance payments. David M. Hudson, a director, was appointed as interim president and CEO. In addition, SMIT announced that it decided to reduce the salaries of all members of its senior management team by 25%, retroactive to January 1, 2016. May 2016 Charles Davidson is appointed to the Board as a new independent director. Jul. 2016 In light of SMIT’s current situation, the Board made a decision to focus on three main product lines and sell and stop investments in unprofitable products. The Board recognized that this would be a long-term strategy to implement that it would take place in multiple phases (“FY2017 Strategy”). Dec. 31, 2016 Wayne A. Case resigned as Chairman & a member of the Board. Jan. 5, 2017 Michael J. Ellsworth, an independent director, was appointed as Chairman of the Board. Dec. 20, 2017 SMIT successfully completed its Rights Offering, providing net cash proceeds of over $2.3 million to the Company. Jan. 8, 2018 SMIT announced the resignation of David M. Hudson and the appointment of David W. Case as CEO. David Case joined the Board of Directors. Jun. 11, 2018 Sententia Capital filed 13D and reported 6.59% stake in Schmitt. Jun. – Aug. 2018 SMIT enters into good faith negotiations with Sententia; Sententia is unresponsive to SMIT’s last offer.

SMIT’s History of Engagement with Sententia May 14, 2018 Mr. Michael Zapata of Sententia sent a private letter to the SMIT Board. Jun. 14, 2018 Mr. Zapata met with members of the Board and SMIT’s counsel in person. Jun. 18, 2018 Mr. Zapata proposed to Mr. Ellsworth a settlement asking for the addition of two new directors to the Board and the resignation of one current member. Jul. 15 to Aug. 15, 2018 Mr. Ellsworth sent a letter inviting Mr. Zapata to Portland. Sententia declined such offer. The Board and Sententia engaged in discussions regarding potential settlement terms, including the number of new directors, the identity of the new directors, the size of the board, the composition of certain committees, and the reimbursement of Sententia’s expenses. Aug. 16, 2018 Sententia delivered a Nomination letter to the Company. Aug. 22, 2018 Sententia sent a public letter to SMIT Board regarding its nomination of two candidates for election to the Board at the 2018 Annual Meeting. Aug. 27, 2018 Sententia filed a report setting reiterating its desire to add two directors to the board. Aug. 28-29, 2018 SMIT sent a revised offer to Sententia of one (Mr. Zapata) of six directors, or one (Mr. Hines) of five directors, and $10,000 to cover Sententia’s expenses. Aug. 31, 2018 Sententia completely ignored SMIT’s good faith offer and filed its preliminary proxy statement.

FY2017 Strategy: Comments on 2017 Earnings “…, [W]e were able to improve company-wide margin through our product sales mix and reduction of operating expenses to limit the impact to our overall net loss. ……,” commented David M. Hudson. “Our SBS sales group had great response from our customers and partners at the IMTS 2016 show in Chicago in early September, and we look forward to translating that success into strengthening of sales in our global markets through the remainder of Fiscal 2017.”— Q1’17 Earnings “…[W]e have been shifting our focus and resources towards our three largest product lines – SBS, Acuity and Xact,” commented David M. Hudson. “This focus coincides with a general winding down of our smaller product lines......”— Q2’17 Earnings “Our recent focus on three major product lines has produced far more efficient use of resources and has reduced operating expenses……,” commented David M. Hudson. “Our first order of business for the fourth quarter of our fiscal year is to continue to streamline our operations. As those efforts progress, we will continue sales and marketing initiatives to strengthen revenue growth.”— Q3’17 Earnings “Our mission for fiscal year 2017 has been to focus efforts on our three major product lines – SBS, Acuity and Xact – and to wind down or eliminate smaller product lines. This focus has lead to far more efficient use of the Company’s resources. Working to streamline our operations and expend more resources on sales and marketing initiatives should have the highest potential to bolster revenue growth,” commented David M. Hudson. “We are encouraged by the sales results in both the third and fourth quarters of fiscal year 2017, and we are focused on continuing that trend into fiscal year 2018. In the meantime, we continue to pursue alternatives to right size our real estate holdings and manage closely our operating overhead.” — Q4’17 Earnings Source: SMIT’s 8-K filings.

FY2017 Strategy: Comments on 2018 Earnings “……We expect the sales activities for both the Acuity and Xact product lines to strengthen as we move through the rest of Fiscal 2018,” Hudson concluded.— Q1’18 Earnings “ ……We are working diligently to achieve profitability on a consistent basis in the second half of Fiscal 2018,” Hudson concluded.— Q2’18 Earnings "This quarter’s results reflect our continued focus on both the revenue and expense aspects of our business. The results from our Balancing Segment were encouraging with sales over $2 million for the fourth consecutive quarter,” commented David Case, President and CEO of Schmitt Industries. — Q3’18 Earnings "We began the year focused on increasing sales, margins and income, which we accomplished in Fiscal 2018,” commented David W. Case, President and CEO of Schmitt Industries. “With the successful completion of the Rights Offering in December 2017, the Company was able to invest in inventory which has allowed us the flexibility to ramp up manufacturing to satisfy increasing demands.  We are encouraged that Balancer sales are once again in excess of the $2 million mark for the fifth consecutive quarter and that Xact monitoring revenues are at an all time high for the quarter and fiscal year.  The Company’s operating and strategic initiatives are on-going and include the evaluation of strategies for each of the product lines,” — Q4’18 Earnings Source: SMIT’s 8-K filings.

FY2017-2018: New Strategy & Accomplishments In the last two years, SMIT’s FY2017 Strategy implemented by the Board and Management included conscious decisions to: Focus on three successful business lines: Balancing, Xact, and Acuity Eliminated unproductive businesses: CASI, LaserCheck; halted investments in another unproductive business: TMS Captured additional market share in Balancing and Xact, the primary growth engines Reorganized operations and eliminated underproductive employees Added new and talented key staff, including the addition a new Chief Technology Officer, Supply Chain Manager, Production Manager and Balancing Sales Manager Appointed a new independent and accomplished director Utilized people and physical assets more productively The FY2017 Strategy has resulted in: Increase in Sales, Gross Margins, and Profits Decrease in SG&A, both in absolute dollars and percent of Sales Increase in market share in Balancing among European OEMs and a return to profitability Source: SMIT’s 10-K Filings.

The FY2017 Strategy has Created Shareholder Value Source: Factset. Data as of 6/10/2018, the last day before Sententia Capital filed 13D. “In the first six months of FY2017, we have been shifting our focus and resources towards our three largest product lines – SBS, Acuity and Xact,” David M. Hudson commented in Q2’17 earnings announcement.

Financial Performance

Improved Net Sales as a Result of the FY2017 Strategy Source: SMIT’s 10-K Filings.

FY2017 Strategy Improved EBITDA Margin Source: SMIT’s 10-K Filings.

Sales Have Translated Into Net Income and EBITDA as a Result of the FY2017 Strategy Source: SMIT’s 10-K Filings.

FY2017 Strategy Decreased SG&A Source: SMIT’s 10-K Filings. SG&A Expenses % of Net Sales

FY2017 Strategy Decreased Operating Expenses Source: SMIT’s 10-K Filings. 15 Operating Expenses % of Net Sales

SMIT’s Successful Rights Offering led to Increase in Cash SMIT was facing a cash flow issue starting in FY2016. SMIT management and the Board were looking for a solution to this issue and explored various options, including sale of its real estate. To alleviate the cash flow problem, SMIT distributed nontransferable subscription rights to purchase SMIT’s common stock to its existing shareholders (“Rights Offering”). This was a thoughtful option for the Company, as opposed to selling real estate, since the Company would be able to add cash without diluting its assets. On December 20, 2017, SMIT successfully completed its Rights Offering. Through the Rights Offering 998,635 common shares were issued resulting in net cash proceeds of $2,386,029. SMIT’s Right Offering was heavily oversubscribed, evidencing shareholder confidence in the Board, management and the FY2017 Strategy. Of note, SMIT’s largest shareholder fully participated in the Rights Offering.

Board and Corporate Governance

Board is open to refreshment In the last three years, SMIT has refreshed 40% of its Board. In May 2016, the Board appointed Charles Davidson as an independent director. Mr. Davidson brought knowledge needed at SMIT in Innovation, Sales, Marketing, and Software systems. In January 2018, David Case was appointed to the Board. David brought with him extensive knowledge of all SMIT’s diverse markets, products, and systems. Michael Ellsworth’s assumption of the chairmanship role in January 2017 upon the resignation of founder Wayne Case reflects the Board’s desire to strengthen the role of outside directors in shaping the direction of the Company going forward. As the Board considers board composition, this consideration includes expansion of the Board with the goal of broadening the overall perspectives on the Board – and to include, among other criteria, a diverse candidate with sales and marketing experience and global business knowledge. The Board is considering the use of a search firm for such process.

Sententia critique: The Board is unwilling to consider third party inquiries into acquiring its businesses. Sententia’s Critiques are Misleading This is false. The Board reviews and evaluates all acquisition inquiries individually and in great detail. None have yet met the valuation criteria for companies in the industry. Further, the Company is not unwilling to consider inquiries as it has successfully sold its CASI and LaserCheck product lines. More importantly, the Board and Company do not publicly comment on activity with regard to potential acquisition offers.

Sententia’s Critiques are Misleading Sententia critique: Mr. David Case was promoted to CEO because he is the son of the founder. The Board weighed the option of an outside hire against Mr. Case and determined it was in the best interests of the Company and its shareholders to appoint Mr. Case. Mr. Case joined SMIT at its formation, and thus has extensive knowledge of the Company. Through his over three decade tenure with the Company, Mr. Case was instrumental in growing SMIT into a technical/engineering focused company that designs and produces its own products. Mr. Case was the best candidate to stabilize the Company in the short term and to focus execution of the FY2017 Strategy, specifically its balancing business which is at the core of the Company’s product line and largest source of revenue. The selection of Mr. Case also mitigated the risk and delay which would have been associated with an outside hire. The necessary business adjustments were able to happen very quickly as a result of Mr. Case’s appointment and, importantly, the SMIT employee base maintained focus in the short transition. The subsequent results from this change have been in line with the strategy and Mr. Case’s selection. Further, the Board chose Mr. Case one year after his father departed from SMIT in all capacities.

Our Nominee: David W. Case Mr. Case has been Vice President of Operations of the Company since 1996 until appointment to Chief Executive Officer and President in January 2018. Due to his long tenure of 32 years with the Company, Mr. Case has extensive knowledge of all of SMIT diverse markets, technology, products, distribution, and internal systems. The breadth of his unique knowledge of the Company, its products and the markets in which the Company participates are essential to informed decision-making by the Board. Mr. Case has been instrumental in the changes and improved performance over the last several quarters. Mr. Case’s intricate knowledge and trusted relationships within the European OEM market are essential. The Company’s sales in Europe represented about 20% of total net sales in the fourth quarter of FY2018 and is an expected significant growth driver for SMIT’s business moving forward. It is critical that Board includes someone who understands this market. Contrary to the dissident’s characterization of Mr. Case, he was not responsible for the business strategies during the period cited as underperforming. Mr. Case was a proponent of the FY2017 Strategy to focus on core business lines and dispose of underperforming products. For the reasons described above, Mr. Case was the best candidate for SMIT and its shareholders.

Our Nominee: Maynard E. Brown Mr. Brown has more than 40 years of experience in advising publicly held corporations in securities law, corporate structure and matters related to financial and stock exchange transactions. Mr. Brown provides essential analytical support for the board in its evaluation of accounting, strategy, and operations issues. Mr. Brown has an intricate knowledge of legal issues and the Company’s history, which is valuable to the Board as it plots its future. Mr. Brown has served as a director of New Oroperu Resources (ORO) since 1995. Mr. Brown has lead SMIT through legal matters and, under his guidance, the Company has never been the subject of any material regulatory complaint or investigation concerning its corporate governance, compliance with SEC or NASDAQ requirements. Mr. Brown has extensive knowledge of financial statements through his background in both public and private corporations. He is able to fully understand the depth and complexities of SMIT’s financial statements and contributes importantly to all board decision making.

Our Board has the right mix of necessary skills and experience Name Title Legal Experience Technology Experience Industry Experience Financial Experience Other Board Experience Michael J. Ellsworth, MBA Chairman   P P P P David W. Case President, CEO & Director P P Charles Davidson Independent Director P P   P P David M. Hudson Independent Director P P P Maynard E. Brown Independent Director P   P P P

Sentential Nominee: Andrew P. Hines

- Mr. Hines offers nothing unique to the composition of the board and has duplicative skills; he has no experience in the industries served.
- Mr. Hines has a poor track record as a public company director at IMP and TROX.
- The Board does not believe it is in the interests of all shareholders or the Company for Mr. Hines to be a director.

Public Company Name	Industry	Board Tenure
Tronox Ltd. (TROX)	Chemicals	Jun. 2012 - Present
Intermap Technologies Corp. (IMP)	Engineering & Construction	Jul. 2016 - Present


IMP's TSR During Mr. Hines' Tenure
0.0%
-20.0%
-40.0%
-60.0%
-80.0%
-100.0%
-88.7%
7/25/2016
10/25/2016
1/25/2017
4/25/2017
7/25/2017
10/25/2017
1/25/2018
4/25/2018
7/25/2018


TROX's TSR During Mr. Hines' Tenure
(%)
20.0
0.0
-20.0
-40.0
-60.0
-80.0
-100.0
-45.2%
6/15/2012
12/15/2012
6/15/2013
12/15/2013
6/15/2014
12/15/2014
6/15/2015
12/15/2015
6/15/2016
12/15/2016
6/15/2017
12/15/2017
6/15/2018

Source: Yahoo Finance; FactSet. TSR data as of 9/18/2018.

Source: 2018 Proxy Statement for TROX (www.sec.gov/Archives/edgar/data/1530804/000114036118018998/s002165x2_def14a.htm) and IMP's 2017 Information Circular (www.intermap.com/hubfs/pdf/financials/2017/Intermap%20-%202017%20Information%20Circular.pdf)

24

Sententia Nominee: Michael R. Zapata Mr. Zapata has no relevant experience in SMIT’s industries. Despite the Board’s repeated attempts to engage Mr. Zapata in substantive business decisions, he has declined to do so beyond a first meeting. The Board values members that are willing to engage in open communication with the Board. Mr. Zapata has emphasized the level of his ownership in the Company but has also sold and repurchased shares during recent months for short term gain. The Board believes this illustrates his short-term perspective. It appears that Mr. Zapata is primarily focused on developing his own self-promotional narrative as an activist investor. The Board believes that Mr. Zapata has intentionally misstated facts and, therefore, cannot be trusted. The Board does not believe it is in the interests of all shareholders or the Company for Mr. Zapata to be a director.

Sententia’s nominees’ track record of failure as directors In July 2016, Zapata and Hines joined the board of Intermap Technologies Corporation, a company operating in the unrelated industry of geospatial mapping and whose stock trades on the Toronto Stock Exchange (IMP) and the OTC Bulletin Board (ITMSF). They make up half of IMP’s board. Since joining the IMP board, fees for non-employee directors in the form of cash and stock awards have increased substantially, and Zapata and Hines in the event of a change of control (broadly defined) are each to receive a cash payment of at least $300,000. They also receive stock options each year. In 2017, Hines earned $151,560 and Zapata earned $145,334. Since the Sententia nominees joined the IMP board, its stock has dropped from $3.90 to $0.44 CAD in just two years – down almost 89%. Source: Yahoo Finance. Data as of 9/18/2018. Source: IMP’s 2018 Information Circular (https://www.intermap.com/hubfs/461046_Intermap_Info%20Circ_PRINT.pdf)

Sententia’s “Plan”: Sale of real estate Sententia’s “Plan” Does Not Work All SMIT’s real estate are presently being used for operations. Schmitt spends very little on property operational costs at this time. Selling real estate would result in higher operational costs and require a lot of management and employee time to accomplish. This would be disruptive to other priorities such as increasing revenue and stabilizing operations. Further, the Rights Offering solved the immediate cash flow issue. Sententia’s “Plan”: Sale of non-core business Sententia wants to sell the Acuity and Xact business lines, however in FY2018 these businesses were significant contributors to the overall Company bringing in $4.7 million of the total $4.9 million in measurement segment net sales. SMIT’s Strategic Committee was formed for the sole purpose of evaluating the business lines; the committee works with much more information and insight than Sententia. All three major business lines add contribution margin to the bottom line of SMIT. No business, at its present size, could support the Company alone.

Sententia’s “Plan”: Instill operational discipline Sententia’s “Plan” Does Not Work Sententia claims it would use “targeted cost-cutting” and “improve working capital management” but fails to address how it would specifically achieve these goals. Since David Case’s appointment as CEO in January 2018, there has been increased operational discipline in expense management and staff structure changes. SMIT has a very lean but dedicated and hard-working core management team. Sententia’s peer group used - using 44 companies with a market cap of $1 billion or less - for its charts are unrealistic, uninformed and paint a skewed picture. Sententia’s “Plan”: Improve corporate governance SMIT has refreshed the board two times in the last three years. SMIT has an independent chairman of the board.

SMIT’s FY2017 Strategy is Working SMIT has dedicated time and resources to its FY2017 Strategy since July 2016. Any change to the FY2017 Strategy will interrupt its current progress. SMIT and its shareholders are experiencing the positive results of its FY2017 Strategy as evidenced by multiple quarters of improved earnings and improved stock price by 36.4%*. SMIT’s nominees, David Case and Maynard Brown, are the best directors to execute SMIT’s FY2017 Strategy. SMIT has tried in good faith to negotiate with the dissident. However, SMIT has been repeatedly ignored by dissident. Lastly, the dissident has not presented a credible plan. They lack experience and knowledge and have a history of poor performance at other companies. Source: Factset. *SMIT’s stock price increased 36.4% from Jul. 15, 2016 to Jun. 10, 2018, the last day before Sententia Capital filed 13D.